Exhibit 11



                                GALEY & LORD, INC.
                        STATEMENT REGARDING COMPUTATION OF
                                PER SHARE EARNINGS


Computation of Average Shares Outstanding (In Thousands):


                                                       Three Months Ended
                                                  ---------------------------
                                                  Jan. 2, 1999  Dec. 27, 1997
                                                  ------------  -------------

Basic Average Common Shares Outstanding                11,841    11,664

Add Dilutive Options                                      127       372
                                                     --------    --------

Diluted Average Shares                                 11,968      12,036